Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Results

Whippany, New Jersey, February 2, 2023 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its first quarter ended December 24, 2022.

Net income for the first quarter of fiscal 2023 improved to $45.4 million, or $0.71 per Common Unit, compared to net income of $21.3 million, or $0.34 per Common Unit, in the fiscal 2022 first quarter. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $3.5 million, or 4.1%, to $90.0 million for the first quarter of fiscal 2023, compared to $86.5 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “A combination of continued positive trends in our customer base growth and retention initiatives, cooler average temperatures, especially in the back half of December 2022, and excellent management of selling prices and expenses in a challenging economic backdrop, helped to deliver another outstanding quarter with an increase of more than 4.0% in Adjusted EBITDA compared to the prior year first quarter. There is still a significant amount of the heating season ahead and, while the second quarter has started out unseasonably warm, our operating personnel are well prepared to manage the things they can control and to deliver exceptional service to our customers.”

Mr. Stivala continued, “In addition to the strong earnings, subsequent to the end of the first quarter, we closed on the acquisition of two operating renewable natural gas (“RNG”) production facilities from Equilibrium Capital Group (“Equilibrium”), a leading sustainability-driven asset management firm, for $190.0 million. We also established a strategic partnership with Equilibrium to identify, develop and operate additional RNG production facilities over the next three years. These strategic investments provide immediate and meaningful scale to Suburban’s existing portfolio of renewable energy investments and assets, as well as a platform for accelerated growth in the renewable fuels sector.”

Concluding his remarks, Mr. Stivala stated, “We have a proud 95-year legacy of being a trusted provider of energy to local communities. Leveraging the strength and stability of our core propane business, we are investing in the clean energy economy of the future as society transitions to lower carbon alternatives, and positioning Suburban Propane for long-term growth for our employees, valued unitholders and key stakeholders.”

Retail propane gallons sold in the first quarter of fiscal 2023 of 108.8 million gallons increased 3.3% compared to the prior year, primarily due to cooler weather and favorable customer base trends. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the first quarter were 3% warmer than normal and 13% cooler than the prior year first quarter, with the majority of the heating degree days coming in the latter half of December 2022.

Average propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2023 decreased 35.9% compared to the prior year first quarter. Total gross margin of $214.8 million in the fiscal 2023 first quarter increased $35.7 million, or 20.0%, compared to the prior year first quarter. Gross margin for the first quarter of fiscal 2023 included a $13.7 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $33.5 million unrealized loss in the prior year first quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the mark-to-market adjustments, total gross margin increased $15.9 million, or 7.5%, compared to the prior year first quarter, primarily due to higher volumes sold and higher unit margins. Excluding the impact of the unrealized mark-to-market adjustments, propane unit margins for the first quarter of fiscal 2023 increased $0.06, or 3.2%, per gallon compared to the prior year.

Combined operating and general and administrative expenses of $138.7 million for the first quarter of fiscal 2023 increased 10.5% compared to the prior year first quarter, primarily due to higher payroll and benefit-related expenses, higher vehicle lease and fuel costs, as well as other inflationary effects on the Partnership’s operating costs. Included in general and administrative expenses for the first quarter of fiscal 2023 were fees and expenses of $0.9 million associated with the acquisition of the RNG production facilities from Equilibrium which closed at the beginning of the Partnership’s fiscal 2023 second quarter. These acquisition-related costs were excluded from Adjusted EBITDA.

Total debt outstanding as of December 2022 was $52.9 million lower than the balance at the end of December 2021, and our Consolidated Leverage Ratio for the twelve-month period ending December 24, 2022 was 3.68x.

As previously announced on January 19, 2023, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended December 24, 2022. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on February 7, 2023 to Common Unitholders of record as of January 31, 2023.

Acquisition of Renewable Natural Gas Businesses

On December 28, 2022, the Partnership announced that its wholly owned subsidiary, Suburban Renewable Energy, acquired a platform of two operating RNG production facilities from Equilibrium. In addition, the parties formed a partnership to serve as a long-term growth platform for the identification, development and operation of additional RNG projects; including an existing pipeline of identified RNG projects that are in various stages of development.

The purchase price of $190.0 million for the two operating facilities, along with transaction fees and expenses, was funded with borrowings of approximately $120.0 million under the Partnership’s revolving credit facility, and the assumption of approximately $80.0 million of outstanding green bonds. The RNG platform will include the following:

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a large-scale RNG production facility in Stanfield, Arizona that is currently operating and includes seven anaerobic digesters, manure rights from approximately 55,000 dairy cattle and an interconnect with an interstate pipeline;
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an operating facility in Columbus, Ohio that is currently receiving tipping fees from several large food and beverage providers for processing food waste into fertilizer and biogas, and has an active development project to upgrade the biogas into RNG for use in the transportation sector;
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rights of first offer for a third RNG production facility in the Midwest that is currently being developed by Equilibrium; and
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the creation of a joint venture to invest in and develop approximately $155.0 million of future RNG projects, of which Suburban Renewable Energy will own approximately 70% and Equilibrium will own approximately 30% once such projects are fully funded.

The RNG platform acquired is diversified across feedstocks, geographies and revenue streams, and complements Suburban Renewable Energy’s ongoing activity to construct, own and operate an RNG production facility at Adirondack Farms in Clinton County, New York. While the acquisition will immediately enhance and increase Suburban Renewable Energy’s presence in RNG production and distribution, the partnership with Equilibrium through the joint venture arrangement provides visible growth and experienced management in the rapidly developing waste-to-energy economy. RNG can be produced from multiple organic waste streams; including agricultural and food waste, helping to reduce methane emissions, while offering a low carbon solution as a drop-in replacement for traditional natural gas. The scalable platform complements the Partnership’s existing portfolio of renewable energy assets, either as a stand-alone RNG distributor, or as a pathway to the production of hydrogen or renewable dimethyl ether. The assets acquired are expected to be accretive to Suburban’s distributable cash flow in fiscal 2024 as earnings benefit from ongoing expansion and production efficiency efforts.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares– highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

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The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
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Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
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The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;
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The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
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The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;
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The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
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The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
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The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
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The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;

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The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;
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The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions and successfully integrate them;
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Risks related to the Partnership’s renewable fuel investment projects;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to its networks and information technology;
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The impact of current conditions in the global capital and credit markets, and general economic pressures;
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The operating, legal and regulatory risks the Partnership may face; and
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Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2022 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 24, 2022 and December 25, 2021

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 24, 2022	December 25, 2021
Revenues
Propane	$342,353	$331,117
Fuel oil and refined fuels	30,141	20,966
Natural gas and electricity	8,690	9,223
All other	16,286	14,101
	397,470	375,407

Costs and expenses
Cost of products sold	182,653	196,338
Operating	115,711	105,730
General and administrative	23,012	19,798
Depreciation and amortization	13,779	16,285
	335,155	338,151

Operating income	62,315	37,256
Interest expense, net	15,994	15,299
Other, net	975	1,130

Income before benefit from income taxes	45,346	20,827
Benefit from income taxes	(48)	(471)

Net income	$45,394	$21,298

Net income per Common Unit - basic	$0.71	$0.34
Weighted average number of Common Units outstanding - basic	63,634	63,032

Net income per Common Unit - diluted	$0.71	$0.34
Weighted average number of Common Units outstanding - diluted	63,933	63,309

Supplemental Information:
EBITDA (a)	$75,119	$52,411
Adjusted EBITDA (a)	$90,042	$86,526
Retail gallons sold:
Propane	108,764	105,265
Refined fuels	5,563	6,134
Capital expenditures:
Maintenance	$5,721	$4,370
Growth	$5,059	$6,303

(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

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EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 24, 2022	December 25, 2021
Net income	$45,394	$21,298
Add:
Benefit from income taxes	(48)	(471)
Interest expense, net	15,994	15,299
Depreciation and amortization	13,779	16,285
EBITDA	75,119	52,411
Unrealized non-cash losses on changes in fair value of derivatives	13,706	33,505
Equity in earnings of unconsolidated affiliates	282	610
Acquisition-related costs	935	—
Adjusted EBITDA	$90,042	$86,526

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.